Exhibit 10.3

SECURITIES PURCHASE AGREEMENT by and between

MGL AMERICAS INC.

and

ZOLON CORPORATION

Dated as of April 14th, 2011 SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of April 14th, 2011, by and between MGL Americas Inc., a Delaware corporation (the “Seller”), and Zolon Corporation, a Florida corporation (“Buyer”) and made in light of the following recitals which are a material part hereof and this Agreement shall be construed so as to give maximum effect thereto.

A.	WHEREAS, Seller owns all of the outstanding common stock (the “Securities”) of MGL Solutions, Inc., a Delaware corporation (the “Company”);

B.	WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer all of the Securities; and

C.
WHEREAS, the respective boards of directors or other governing bodies, as applicable, of Buyer and Seller have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

1.01Purchase and Sale of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Securities in exchange for the assumption by the Buyer of the Assumed Liabilities (the “Purchase Price”).

1.02 Upon the terms and subject to the conditions of this Agreement, Buyer shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, the following Liabilities of the Seller (the “Assumed Liabilities”), and no other Liabilities:

(a) a note for the amount of $3,000,000 (three Million Dollars) carrying a simple annual interest of 12% maturing on December 31, 2011 payable to Laurus Funds

(b) a note for the amount of $5,000,000 (Five Million Dollars) carrying a simple annual interest of 5% maturing on June 30, 2014

(c) issuance of 4 million shares of the common stock of the buyer

(d) contingent earn-out of up to $5,000,000, payable over three years, if earned, as defined elsewhere

(e) all Liabilities due with respect to certain accounts payable necessary to operate the business of the Company as listed on Schedule 1.02(b); and all accrued and unpaid Liabilities owing to employees of Seller and/or the Company who are necessary to operate the business of the Company as listed on Schedule 1.02(c) limited to a maximum of $2,000,000 (Two million Dollars)

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, located at 2850 Golf Road, Rolling Meadows, Il 60010 on April 14th, 2011, or if any of the conditions to the Closing set forth in Article II below (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof prior to such date, then on or prior to the second business day following satisfaction such condition, or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date. The Closing may be accomplished by delivery of signed documents or counterparts without physical presence of the parties.

1.04 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(a)           a Bill of Sale in the form of Exhibit A hereto duly executed by the Seller;

(b)           an Assignment and Assumption Agreement in the form of Exhibit B hereto (the deemed to occur at 12:01 a.m. on the Closing Date. The Closing may be accomplished by delivery of signed documents or counterparts without physical presence

"Assignment and Assumption Agreement") duly executed by the Seller;

(c) an original stock certificate evidencing the Securities, together with an undated stock power with identity of transferee left blank therein which shall each be delivered directly to Agent pursuant to and in compliance with the Buyer Loan Documents (the delivery of which to the Agent shall be in satisfaction of the obligation to deliver to the Seller);

(d) the corporate minute book, the documents identified on Schedule 3.15 and all other books and records of the Company; and

(e) such other good and sufficient instruments of transfer duly executed by Seller or its affiliated entities as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title, control and interest in and to the Securities.

1.05 Deliveries by Buyer at the Closing: At the Closing, Buyer shall deliver to Seller the following:

(a) the Assignment and Assumption Agreement duly executed by Buyer pursuant to Section 1.02; and

(b) the Buyer Loan Documents duly executed by Buyer pursuant to Section 1.02 which shall be delivered directly to Agent (the delivery of which to the Agent shall be in satisfaction of the obligation to deliver to the Buyer).

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(b) Except for any pending action or proceeding directly or indirectly initiated by the party asserting its right to not consummate the transactions contemplated by this Agreement pursuant to this Section 2.01(b), no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(c) All documentation required by the Lenders relating to the bifurcation of indebtedness owing by the Seller and the Company to the Lenders shall have been duly authorized, executed and delivered; such that after giving effect to such bifurcation, the Company’s Liabilities to the Lenders shall be limited to the Lenders Debt; and

(d) This Agreement shall not have been terminated in accordance with Section 7.01(a).

2.02 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) Each of the representations and warranties of each Seller contained in Article III shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby;

(b) Seller shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for any failure to perform any such covenant or agreement that has not had a Material Adverse Effect;

(c) A Material Adverse Effect shall not have occurred since the date of this Agreement;

(d) Seller shall have delivered to the Buyer each of the following, in form and substance reasonably satisfactory to the Buyer:

(i) certified copies of the resolutions duly adopted by Seller’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(ii) (A) certified copies of the certificate of incorporation or equivalent organizational document of each of Seller and the Company and (B) certificates of good standing or equivalent certificates for each of the Seller and the Company from the jurisdiction in which each (Seller or Company, as the case may be) is incorporated or formed, in each case, dated within 30 days of the Closing Date.

2.03 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article IV hereof (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby;

(b) Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing except for any failure to perform any such covenant or agreement that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby;

(c) Buyer shall have delivered to the Seller each of the following, in form and substance reasonably satisfactory to the Seller:

(i) certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(ii) (A) a certified copy of the certificate of incorporation or equivalent organizational document of Buyer and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Buyer is incorporated or formed, in each case, dated within 30 days of the Closing Date.

2.04 Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing; provided that each representation and warranty herein shall otherwise survive the closing to the extent expressly provided for herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.01 Authority. Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

3.02 Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.03 Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 No Breach. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not, (a) conflict with or violate the constituting documents of Seller, (b) conflict with or violate any legal requirement applicable to Seller or by which any of its assets are bound or affected, or (c) conflict with or violate the terms of any agreement of Seller.

3.05 Consents, etc. Except as set forth on Schedule 3.05 hereto, no consent, approval, permit or license from or filing with any Governmental Body nor any other party or Person, is required to be obtained or made by Seller in connection with the execution, delivery and performance by it of this Agreement or the consummation of any of the transactions contemplated hereby. In the event that Seller determines that it qualifies as a “person” with a value for purposes of the HSR Act, in excess of $131,900,000, Seller shall present, within Schedule 3.05, proof of its notice to the US Department of Justice and the US Federal Trade Commission as required under the HSR (Buyer having represented that it is a “person” with a value above $13,200,000 but not above $131,900,000 for purposes of the HSR Act) or in the alternative, proof in the form of an opinion of counsel, that either Seller does not meet the foregoing “size of the person test” or the transaction contemplated herein does not meet the “size of the transaction” test obviating the need for such notice.

3.06 Ownership. Seller is the record owner of the Securities. On the Closing Date, Seller shall transfer to Buyer good and marketable title to the Securities free and clear of all Liens (other than Permitted Liens), options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions which Securities are duly authorized, validly issued and fully paid and nonassessable and are the only shares issued and outstanding by the Company.

3.07 Litigation. Except as set forth on Schedule 3.07, there are no actions or proceedings pending or, to Seller’s knowledge, overtly threatened against or affecting Seller at law or in equity, or before or by any Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby. Seller is not subject to any outstanding judgment, order or decree of any court or Governmental Body.

3.08 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

3.09 Financial Statements. Attached to Schedule 3.09 are the unaudited financial statements of Seller and the Company including, but not limited to, balance sheets and profit and loss statements from the fiscal year ended December 31, 2010 and interim balance sheets and profit and loss statements for the three-month period ending March 31, 2011, prepared in accordance with GAAP, and which fairly present the financial condition of the Seller and the Company as of the dates thereof which shall include the following minimum information: for accounts receivable, aged trial balances by customer (with access to sufficient detail to test and contact information with written permission or an omnibus letter of introduction to permit confirmation of same); for accounts payable and other current liabilities, a detailed list identifying each payee or claimant to permit communication or research (with access to sufficient detail to test); and for all other liabilities including payroll-related liabilities and contractor-related liabilities, a detailed trial balance with sufficient detail to permit testing.

3.10 Title. The Company owns outright and has good and marketable title to all Assets set forth on Schedule 3.10, free and clear of any Liens other than Permitted Liens. Schedule 3.10 sets forth a complete and accurate list and description of all Assets of the Company with each of the Assets having a value equal to or greater than One Thousand Dollars ($1,000.00) separately listed and described.

3.11 Liens and Liabilities. Schedule 3.11 lists of all debts, liabilities and obligations (including, by separate designation, liens, encumbrances, easements, security interests or similar interests in or on any of the Assets described as owned, held or used by the Company designating the nature of any such lien or security interest and the Assets against which it may be claimed) which list shall also identify any potential material claims known to Seller against the Company for any liability for criminal or civil claims, environmental claims or other claims which may be made against the Company or arising in connection with or out of the business operations of the Company and which list provides all detail regarding withholding, payment and current unpaid obligations for all taxes and other assessments and levies applicable to the Seller and the Company and which list shall accurately describe all liabilities of any nature, whether fixed, absolute, contingent or accrued, together with any knowledge of potential liability or threat of same or liability or potential liability for income, transfer, franchise, sales and use, property and other taxes arising in connection with or as a result of the operation of the business of the Company or the consummation of the transactions contemplated hereby including but not limited to actions or potential civil, criminal, administrative, arbitration or other such proceedings or investigations pending or to the knowledge of Seller, threatened, failures to comply with any and all laws, ordinances, requirements, rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality applicable to the Company’s business.

3.12 Employees and Vendors. Schedule 3.12 sets forth a complete and accurate list of all of the full time and part time employees and vendors of the Company and, as attached to such Schedule 3.12, complete and accurate copies of all salary, stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of the Company in effect on Closing Date or to become effective after the Closing Date, together with copies of any determination letters issued by the IRS with respect thereto. Except as separately disclosed, neither Seller nor the Company shall have caused to occur nor contemplates causing to be effective, a “plant closing” or “mass layoff” as each is described in the Worker Adjustment and Retraining Notification Act (or any similar state law having jurisdiction over the Seller or Company or otherwise being applicable) prior to the Closing.

3.13 Leases and Contracts. Schedule 3.13 sets forth a complete and accurate list of all material leases (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise or other written agreement or any obligation of the Company to indemnify any other individual or entity, to which the Company is a party, which involves, or can reasonably be expected to involve, aggregate future payments or receipts by the Company (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000.00 or more annually during the twelve-month period ended December 31, 2011 or any consecutive twelve-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such twelve-month period and which lists accurately describe the contracts, agreements, plans, promissory notes, mortgages, leases, policies, licenses, franchises or similar instruments to which the Company is a party, all of which are, unless otherwise disclosed, valid and in full force and effect as of the Closing Date with no requirements for consent or approval unless described therein.

3.14 Loans and Obligations. Schedule 3.14 sets forth a complete and accurate list of all loans, notes and each contract or other written agreement to which the Company is a party with respect to repayment of borrowed money or any similar obligations of the Company, which requires, or can reasonably be expected to require, aggregate future payments by the Company under the terms thereof or as a result of a guarantee of payment or performance or indemnity against the failure to pay same of $1,000.00 or more annually during the twelve-month period ended December 31, 2011 or any consecutive twelve-month period thereafter.

3.15 Corporate Organization Documents. Attached to Schedule 3.15 are complete and accurate copies of all corporate organizational documents including but not limited to Articles of Incorporation and Bylaws of the Company and articles or certificates of authority for each jurisdiction in which the Company is formed, authorized to do business or otherwise governed, together with all amendments thereto and all corporate governance documents interpreting, modifying or implementing any authority or right thereunder, all documents pertaining to the sale, offer, registration, designation or authority for shares of any securities offered or sold by the Company including common and preferred stock and convertible debt instruments and a complete and accurate list of all persons or entities holding either capital stock or any rights to subscribe for, acquire or receive shares of the capital stock of the Company (whether warrants, calls, options or conversion rights), including copies of all stock option plans, whether qualified or nonqualified and a complete and accurate list of all officers and directors and advisors for the Company.

3.16 Customers. Schedule 3.16 sets forth a complete and accurate list (in all material respects) of the customers of the Company, including all presently effective contracts accounting for the principle revenues of the Company (and its predessessors), indicating the dollar amounts of gross revenues of each such customer for the twelve-month period ended as of March 31, 2011, the relationship with each of which customers being the exclusive customer and relationship of the Company. Neither Seller nor its affiliates shall solicit or contract or otherwise enter into competitive relationships with any of the Customers set forth on Schedule 3.16 for a period of seven (7) years following the Closing and this covenant shall alone survive the Closing for that period.

3.17 Licenses and Permits. Schedule 3.17 sets forth a complete and accurate list of all material licenses, permits and other authorizations of the Company including but not limited to the qualifications necessary relating to issuance of visas and employment of under any applicable immigration laws properly vested in the Company.

3.18 Disclosure. No representation or warranty in this Article III, the Appendices, Schedules, Exhibits or in any certificate furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state any fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading, and Seller has not intentionally misrepresented any statements in any other documents furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby.

3.19 Solvency. Upon consummation of the transaction contemplated hereby, Seller will not
(a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.

3.20 Adequate Consideration Seller has made such determinations of value as it deems necessary and determined that the Purchase Price represents adequate consideration for the Securities notwithstanding that Seller may not realize any Cash proceeds from the Closing.

3.21 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, NEITHER THE COMPANY NOR THE SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND THE SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER SHALL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Breach. Buyer is not subject to or obligated, to the extent applicable, under its articles of incorporation, its bylaws or applicable governing documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement.

4.04 Consents, etc.. Except for the applicable requirements of the HSR Act, if applicable, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Buyer has made or caused to be made all filings and submissions under the HSR Act necessary for the consummation of the transactions contemplated herein. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of the HSR Act, Buyer represents that that it is a “person” with a value above $13,200,000 but not above $131,900,000 but any requirement for such notice shall be as determined by Seller.

4.05 Litigation. There are no actions or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any court or Governmental Body.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.07 Solvency. Upon consummation of the transaction contemplated hereby, Buyer and the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

4.08 Investment Representation. Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.09 Financing. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing.

4.10 Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. Buyer does not have any knowledge that the representations and warranties of any Seller or the Company in this Agreement are not true and correct in all material respects, and Buyer does not have any knowledge of any material errors in, or material omissions from, the attached disclosures schedules.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.01 Conduct of the Business. From the date hereof until the Closing Date, Seller shall use its commercially reasonable efforts to cause the Company to carry on its (and its Subsidiaries’if any) businesses according to its ordinary course of business and substantially in the same manner as heretofore conducted; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any expenses incurred by it in connection with this Agreement or the transactions contemplated hereby prior to the Closing but the Company may not pay dividends or distributions to its stockholders of any amount, in cash or in kind.

5.02 Access to Books and Records. From the date hereof until the Closing Date, Seller shall use its commercially reasonable efforts to cause the Company to provide Buyer and its authorized representatives (“Buyer’s Representatives”) with access deemed reasonable by the Company during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries to the extent relating to the transition of the Company’s business to Buyer; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for such access shall be directed to Sivakumar Srinivasan or such other Person as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Seller does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.02, and Buyer may not rely on the accuracy of any such information. The information provided pursuant to this Section 5.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, dated March 20th, 2011 between Buyer and Seller (the “Confidentiality Agreement”).

5.03 Regulatory Filings. Seller shall cooperate with Buyer and the Company to make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company or the Buyer for the consummation of the transactions contemplated herein. Seller shall use its commercially reasonable efforts to cause the Company shall coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the foregoing. Consents for any such filings or notices shall not be unreasonably withheld or delayed.

5.04 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 7.01 hereof, Seller shall not take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Securities, any merger involving the Company, any sale of substantially all of the assets of the Company, or other similar transaction involving the Company (other than assets sold in the ordinary course of business).

5.05 Notification. From the date hereof until the Closing Date, Seller shall disclose to Buyer in writing any development, fact or circumstance arising after the date hereof causing a breach of any of Seller’s representations and warranties contained in Article IV. Seller shall promptly notify Buyer if Seller obtains knowledge that the representations and warranties of Buyer in this Agreement and the disclosure schedules hereto are not true and correct in all material respects, or if Seller obtains knowledge of any breaches of any covenants, agreements or material errors in, or omissions from, the disclosure schedules to this Agreement.

ARTICLE VI

REGULATORY FILINGS AND EMPLOYMENT MATTERS

6.01 Regulatory Filings. Each of Buyer and Seller shall, within two business days after the date hereof, make or cause to be made all filings and submissions under any laws or regulations applicable to it and its Affiliates for the consummation of the transactions contemplated herein. Subject to applicable laws relating to the exchange of information, the other party shall have the right to review in advance, and to the extent practicable will consult with the filing party on all the information that appears in any such filings and shall act reasonably and as promptly as practicable. Each of Seller and Buyer shall pay all fees associated with all filings and submissions required of it.

6.02 Employment and Benefit Arrangements. For a period of one year following the Closing Date, Buyer shall cause the Company and its Subsidiaries to continue all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company is a party as of the date hereof, or make available alternative benefits, plans, arrangements and agreements that are substantially comparable, in the aggregate, to such plans, arrangements and agreements. Buyer shall take all actions required so that eligible employees of the Company shall receive service credit for all purposes under any successor employee benefit plans and arrangements sponsored by Buyer. To the extent that Buyer modifies any coverage or benefit plans under which the employees of the Company participate, Buyer shall waive any applicable waiting periods, preexisting conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 6.02 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns.

6.03 Employee Matters. Buyer will indemnify the Seller and its Affiliates from and against any losses that may be incurred by them under the Worker Adjustment and Retraining Notification Act or under any state, local or foreign law of a similar nature with respect to any office closing, layoff or relocation occurring after the Closing as a result of any action taken by the Company following the Closing or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Company following the Closing.

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by Seller within ten days after written notice thereof from Buyer;

(c) by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, in the case of a covenant breach, cured by Buyer within ten days after written notice thereof by Seller (provided that neither a breach by Buyer of Section 4.09 hereof nor the failure to assume the Liabilities pursuant to Article I under this Agreement at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller);

(d) by either Buyer or Seller, in its sole discretion, if any Governmental Body shall institute any suit or action challenging the validity or legality, or seeking to retrain the consummation of, the transactions contemplated by this Agreement;

(e) by either Buyer or Seller in its sole discretion if any Governmental Body shall request the submission of additional information or documentary material regarding the transactions contemplated by this Agreement from Seller or Buyer after review of the initial notification submitted pursuant to the HSR Act, if applicable, or any other applicable antitrust or competition law; or

(f) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., Central Daylight Time on April 18, 2011; provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 7.01(f) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

7.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 7.02 and Article X hereof which shall survive the termination of this Agreement in accordance with their terms; provided, however, that Section 1.03 shall survive the termination of this Agreement and the last sentence of Section 5.02 above, and the Confidentiality Agreement referred to therein, shall survive the termination of this Agreement, and there shall be no liability on the part of any of Buyer or Seller to one another, except for knowing or willful breaches of the covenants contained in this Agreement (including, without limitation, the failure of a party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article II) prior to the time of such termination. Nothing in this Article VII shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.01 Survival. The representations and warranties contained in Article III and Article IV and the covenants and agreements contained in this Agreement shall survive the Closing and shall terminate on the date that is one year following the Closing Date, provided, however, the covenants contained in Article V and Article VI shall terminate on the Closing Date unless a specific covenant contained in Article V and Article VI requires performance after the Closing Date, in which case such covenant shall survive for a period of 30 days following the date on which the performance of such covenant is required to be completed. The agreements and covenants set forth in Article VIII, Article IX and Article X shall survive in accordance with the terms thereof.

8.02 Tax Matters.Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that have not yet been filed as of the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice. Buyer shall deliver all such Tax Returns to Seller at least 45 days before such Tax Returns are to be filed. Seller shall have the right to review and approve all such Tax Returns prepared by Buyer. Buyer shall cause the Company and its Subsidiaries not to waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. All benefits, deductions and tax-advantaged benefits shall remain the property of the Company.

(b) Cooperation. The parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 8.02(b). Such cooperation shall include, including upon Seller’s request providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(c) Transfer Taxes. Each party shall pay the real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax typically imposed on a “buyer” or ”seller” as the case may be as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

8.03 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE IX

DEFINITIONS

9.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agent” means LV Administrative Services, Inc., a Delaware corporation, in its capacity as administrative and collateral agent to the Lenders.

“Assets” means, all right, title, and interest in and to all of the assets and properties of the Company owned, used or utilized or held for use by the Company, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

(a) all cash and cash equivalents and billed and unbilled accounts receivable;

(b) all of its Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions and any other proprietary rights;

(c) all of its agreements and contracts and contractual rights, known or unknown, perfected or in choate, including without limitation, accounts and trade accounts and all rights thereunder;

(d) all of its Permits, to the extent transferable;

(e) all of its credits, prepayments, prepaid expenses, and deferred items, claims, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment;

(f) all of its tangible personal property (including supplies, inventory, equipment, furniture, trucks, automobiles);

(g) all of its books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, customer lists, studies, reports, and other printed, written or machine-readable materials;

(h) the trade names owned or used by the Company; and

(i) goodwill and going concern value of Company and the business and business model of the Company.

“Buyer Loan Documents” means the Guaranty, the Master Security Agreement, the Stock Pledge Agreement and the Collateral Assignment.

“Cash” means a payment or tender of United States lawful currency, in good funds, whether held in account or transferred when due, which shall be immediately deliverable to the party to whom due.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Assignment” means that certain Collateral Assignment, dated as of the date hereof by and between Buyer and Agent, for the ratable benefit of the Lenders, in the form attached hereto as Exhibit E.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Guaranty” means that certain Guaranty of the Buyer of the Lenders Debt for the benefit of the Lenders, dated as of the date hereof in the form attached hereto as Exhibit F.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data and related documentation), (g) all domain names, websites, phone numbers and facsimile numbers, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) .

“Lenders” means Valens US, Valens Offshore and PSDL

“Lenders Debt” means all “Obligations” of the Company under and as defined in the Solutions Security Agreement.

“Liabilities” means in respect of any party, its liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Master Security Agreement” means that certain Master Security Agreement, dated as of the date hereof by and between Company and Agent, for the ratable benefit of the Lenders, in the form attached hereto as Exhibit D.]

“Material Adverse Effect” means any change that, individually or in the aggregate, is materially adverse to the results of operations or financial condition of the Company or any of its Subsidiaries, taken as a whole, but excluding (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any change resulting or arising from
(a) any general deterioration in the economy or change in financial or market conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (b) the announcement or pendency of the transactions contemplated by this Agreement, (c) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity that are not specific to the business or markets in which the Company or any of its Subsidiaries operate, (d) changes in GAAP, (e) any act of terrorism, declaration of war or other global unrest or international hostilities except to the extent such events result in direct loss or damage to the tangible assets of the Company or any of its Subsidiaries,
(f) any matter set forth in the disclosure schedules to this Agreement, (g) the failure of the Company or its Subsidiaries to meet any financial plan or projection or (h) compliance with the terms of, or the taking of any action contemplated by the Agreement or any related action. Buyer acknowledges that there could be a disruption to the Company’s or any of its Subsidiary’s businesses as a result of the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement, and Buyer agrees that such disruptions do not and shall not constitute a Material Adverse Effect. For greater clarity, notwithstanding anything to the contrary in this Agreement, a material adverse change to the tax treatment and legal status of independent contractors in the courier industry shall constitute a Material Adverse Effect.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any leased real property which are not violated by the current use and operation of the leased real property,

(d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of the leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens and liens securing rental payments under capital lease arrangements, (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (j) liens, the existence of which have not had a Material Adverse Effect, and (k) those matters identified on the attached Schedule 3.06 (Permitted Liens).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“PSDL” means PSource Structured Debt Limited, a Guernsey company, together with its successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Solutions Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among the Company, the Agent, Valens US, Valens Offshore and PSDL, as may be amended, modified or supplemented from time to time.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement, dated as of the date hereof by and between Buyer and Agent, for the ratable benefit of the Lenders, in the form attached hereto as Exhibit C.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (g) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Tax Deductions” means any item of loss, deduction, or credit resulting from or attributable to costs and expenses of the Company and/or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement, including, but not limited to, any loss, deduction or credit resulting from any employee bonuses, debt prepayment fees or capitalized debt costs.

“Valens Offshore” means Valens Offshore SPV I, Ltd., a Cayman Islands company, together with its successors and assigns.

“Valens US” means Valens U.S. SPV I, LLC, a Delaware limited liability company, together with its successors and assigns.

Additional Definitions:

Term Section
“AAA” Section 10.14 “Arbitrable Dispute” Section 10.14 “Arbitration Expenses” Section 10.14(c) “Arbitrators” Section 10.14(b) “Closing” Section 1.02 “Closing Date” Section 1.02 “Confidentiality Agreement” Section 5.02 “IRS Tax Lien” Section 1.02(a) “Manager” Section 10.20(a) “Transfer Taxes” Section 8.02(c) “Unpaid Taxes” Section 1.02(a)

9.02 Other Definitional ProvisionsAll references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(d) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE X

MISCELLANEOUS

10.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by law including disclosure requirements for any reporting company under applicable securities laws in which case Buyer and Seller shall have the right to review such press release, announcement, filing disclosing a current report or communication prior to its issuance, distribution or publication.

10.02 Expenses. Except as otherwise expressly provided herein, Buyer and Seller shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

10.03 Prevailing Party. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

10.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via email (including via attached PDF or other static image document) to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (e) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth on the signature pages hereto, unless another address has been previously specified in writing.

10.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Buyer may assign this Agreement to any Subsidiary of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (b) after the Closing, each Seller may assign this Agreement to any of its beneficial owners or successors by operation of law.

10.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

10.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided however, each section of the disclosure schedules shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. In the event a subject matter is addressed in more than one representation and warranty, Buyer shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

10.08 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended or waived only in a writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document formant (PDF)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.11 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

10.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO
SECTION 10.14 (WHICH SHALL GOVERN ANY DISPUTE NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN CHICAGO, ILLINOIS OR THE COURTS OF THE UNITED STATES LOCATED IN CHICAGO, ILLINOIS IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION10.04.

10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Arbitration. Except for claims seeking injunctive relief (for which the provisions of Section 10.12and Section 10.13 shall be applicable), any dispute, controversy, or claim arising under or relating to this Agreement or any breach or alleged breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to (and as modified by) the following:

(a) Any party hereto may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the parties in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(b) The arbitration shall be conducted by a panel of three arbitrators, one selected by Buyer, one selected by Seller and one selected jointly by the arbitrators selected by Buyer and Seller (collectively, the “Arbitrators”). Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in Chicago, Illinois.

(c) The fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne by the non-prevailing party in the arbitration, as determined by the Arbitrators and, notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the parties to the arbitration to bear all or any portion of such fees, costs and expenses of the Arbitrators in the event that the Arbitrators determine such party has acted unreasonably or in bad faith.

(d) Unless the parties to such arbitration otherwise agree in writing, the arbitration shall be conducted on an expedited basis, testimony and briefing will be concluded no later than 120 days after the arbitration is initiated, each party shall be entitled to take at least one deposition, the award shall be made in writing no more than 30 days following the end of the proceeding, and all facts and circumstances relating to such arbitration, including the existence of the dispute and the ultimate resolution, shall be kept confidential in accordance with a confidentiality agreement containing customary terms to be agreed to by the parties to such arbitration.

(e) The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant, including specific performance of any obligation created under this Agreement, the awarding of monetary compensation, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. The decision and award of the Arbitrators shall be final and binding. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make its determinations in accordance therewith and shall in no event award against any Person in contravention of the provisions of this Agreement, including, without limitation, Section 10.14(f). Any party to the arbitration may, notwithstanding anything to the contrary set forth in Section 10.12, seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(f) In no event shall any party be entitled to recover or make a claim for any amounts in respect of consequential, incidental, special or indirect damages, lost profits, diminution in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology shall be used in calculating the amount of any recovery by any party. In addition, in no event shall any party be entitled to recover for any amounts that are not paid to a third party (e.g., general and administrative time or other overhead expenses) or due to the unavailability of any Tax attribute from a Pre-Closing Tax Period or for any Taxes relating to any period (or portion thereof) beginning after the Closing Date, and no party shall be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision. Furthermore, no party shall have a right to make a claim for any amount to the extent it is primarily a possible or potential loss that such party believes may be asserted rather than an actual and out-of-pocket loss that has, in fact, been paid or incurred by such party.

(g) No party shall file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Person which filed such action or proceeding shall promptly pay to the other Person the reasonable attorney’s fees, costs and expenses incurred by such other Person prior to the entry of such order.

(h) The parties agree that it is their intention that all Arbitrable Disputes be governed by this Section 10.14 and agree to cause any of their Affiliates to observe the provisions of this Section 10.14.

10.15 No Liability for Information Not Part of Schedules .

(a) Neither the Company, Seller, nor any stockholder, member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from (nor shall Buyer have any claim with respect to) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b) In connection with the investigation by Buyer of the Company, Buyer has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

10.16 No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement.

10.17 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

10.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer in accordance with their specific terms or were otherwise breached by Buyer. It is accordingly agreed that Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions hereof against Buyer in any court having jurisdiction, this being in addition to any other remedy to which Seller is entitled at law or in equity.

10.19 Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party (including the contracts set forth on Schedule 4.09(a) (Contracts) and such consents have not been obtained. Buyer agrees and acknowledges that the Company and Seller shall have no liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents (after using commercially-reasonable attempts to secure same) that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLER:

MGL AMERICAS INC.

By:/s/ Sandy Chandra
Sandy Chandra
CEO

Address: 1699 E. Woodfield Road, Suite 200
Schaumburg, IL 60173

BUYER:

ZOLON CORPORATION

By:/s/ Dhru Desai
Dhru Desai
CFO
Zolon Corporation

Address: 2850 Golf Road, Suite 30
Rolling Meadows, IL 60008

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULES

Schedule 1.02(b)

Payment to third parties

	Particulars	Amount
1	Employees Obligation	$119,987
2	Vendors Obligation	$387,090
3	Off-shore Software Development Services	$491,923
4	Payment to MGL Americas	$1,000

Schedule 1.02(c)

Assumed obligations of vendors and employees

a. Employees Obligation (Project-wise)

Amount
EIG	$8,251
AIMS	$13,330
Ceridian	$6,551
EKC	$4,698
FRI	$26,982
Magic CPA	$4,349
NPD	$9,288
Paychex	$8,957
Schawk	$29,034
Unique	$2,334
SG&A	$3,862
Galaxy	$2,351
Total	$119,987

b. Vendors Obligation (Project-wise)

	Client	Amount
AA Software & Networking, Inc	Walgreens	$16,790
DBA Bartronics USA	Walgreens	$31,580
Edify Technologies Inc.	Walgreens	$7,248
InfoVizon Technologies Inc	Walgreens	$1,118
Reveille Technologies, Inc	Walgreens	$1,248
Sunmerge Systems Inc.	Walgreens	$14,319
Vaktech Corp, LLC	Walgreens	$22,274
Verinon Technology Solutions Ltd.	Walgreens	$20,557
Xpedite Technologies Inc.	Walgreens	$13,720
Compunnel Solftware Group Inc	EKC/Ceridian	$22,464
Avani Technology	EKC/Ceridian	$18,720
Innovate Solutions Inc	EKC/Ceridian	$16,864
Advent Global Solutions Inc	EKC/Ceridian	$166,900
Streams Line Technologies Inc	EKC/Ceridian	$9,120
V-soft Consulting Group Inc	EKC/Ceridian	$24,168
Total		$387,090

c. Off-shore Software Development Services = $ 491,923

Schedule 3.05

Consents

a. Consent from LV Administrative Services Inc / Laurus Master Fund

b. Proof for shifting of employees' Payroll to MGL Solutions, Inc. with Paychex as the payroll processor.  Confirmation from paychex for processing the payroll for new company.

c. List of Vendors associated with the transfer of assets (clients)

Vendor Names
AA Software & Networking, Inc
DBA Bartronics USA
Edify Technologies Inc.
InfoVizon Technologies Inc
Reveille Technologies, Inc
Sunmerge Systems Inc.
Vaktech Corp, LLC
Verinon Technology Solutions Ltd.
Xpedite Technologies Inc.
Compunnel Solftware Group Inc
Avani Technology
Innovate Solutions Inc
Advent Global Solutions Inc
Streams Line Technologies Inc
V-soft Consulting Group Inc

Schedule 3.11

Liens & Liabilities

None

Schedule 3.07

Litigations

None

Schedule 3.10

Assets

List of Clients Transferred
  ASAP Software
  Automotive.Com
  Ceridian
  Carestream
  Comand Alkon
  Eastman Kodak
  Galaxy Systems
  Glaxo SmithKline
  NPD
  Paychex
  Schawk
  Superior Design
  Media Services Group
  Vulcan Materials
  Walgreens
  Welldoc
  AIMS Clients:
 o Jarden, Compac industries, US circuits, Componix, Precision Southeast, CSL
 o Furnel. Diversified Plastics, General Films, Hillsman Modular, Ironwood Industries
 o Mega Circuits, Netco, Plastic Container Corporation, Star Die, Tritech
  Any other IT solutions clients serviced from Schaumburg Location

Schedule 3.11

Liens & Liabilities

Liens:

LV Administrative Services Inc
Note Liability	$3,000,000

Total	$3,000,000

Liabilities:

Payroll Obligations	$119,987
Vendor Obligations	$387,090
Off-shore Software Development Services	$491,923

Total	$1,000,000

Schedule 3.12

Employees & Vendors

Sl.No	EMPLOYEE NAME	Project
1	Alley, Todd	EKC
2	Ari, Ratna Babu	Walgreens
3	Arjunakani, Arjunan	NPD
4	Balakrishnan, Madanmohan	Unique
5	Balasubramanian, Jagadesh	Walgreens
6	Bardaiyar, Mohit	SG&A
7	Boratwar, Nishant	Walgreens
8	Burghardt, Jon	EKC
9	Chokkalingam, Sivakumar	FRI
10	Conner, Daniels	EKC
11	Desai, Harish Amritrao	Paychex
12	Doehler, Robert C	EKC
13	Donthu, Srinivasulu	Walgreens
14	Eswaran, Balasubramanian	NPD
15	Gajendran, Kalyana Sundaram	FRI
16	Glave, Richard Dale	EKC
17	Gnanasundaram, Sathishkumar	FRI
18	Gongadi, Davana Satish	Walgreens
19	Gopalan, Ravichandran	AIMS
20	Gupta, Anshul	Schawk
21	Haag, Connie	EKC
22	Hebbar, Prakash Ramesh	NPD
23	Kailasam, Vijayakumar	EKC
24	Kakarla, Swamijee	EKC
25	Karichianna G, Deivasigamani	Walgreens
26	Kota, Satya Chandra Mouli	Walgreens
27	Lallucci, Phillip Anthony	EKC
28	Loyd Eric	EKC
29	Maher, Robert	EKC
30	Miller, Richard	Walgreens
31	Montana, Katherine	EKC

32	Moughan, Thomas	EKC
33	Murugesan, Madhan	CommandAlkon
34	Nazir Ahmed, Thanveer Ahmed	EKC
35	Newhouse, Gregory	EKC
36	Nimma, Madhavi	EKC
37	Prakasam, Dillibabu	Primedia
38	Racherla, Visweswar Reddy	EKC
39	Raghavendra, Rao A	Walgreens
40	Rajapurohit, Chandrakanth	Walgreens
41	Ramadoss, Praveen Kasturi	FRI
42	Ramanujam, Anand	Walgreens
43	Revelli, Rajesh Kumar	FRI
44	Schneider, Cecilia	EKC
45	Schroek, Dennis R	EKC
46	Schwendiman, Dwight P	EKC
47	Sen, Amitava	Walgreens
48	Sreeram, Rajagopalachari	GSK
49	Subramani, Vijayaprabu	FRI
50	Subramanian, Karuppiah	GSK
51	Subramanian, Ramesh	EKC
52	Sudheer, Agnihothram S	Walgreens
53	Sundaram, Ranganathan	Schawk
54	Sureddi, Raghavendra Prakash	EKC
55	Tappon, Jim	EKC
56	Thangaiah, Balashanmugam	Walgreens
57	Thiruppandy, Muthukumar	FRI
58	Varadadesigan, P A	Galaxy
59	Varadaraj, Baskaran	NPD
60	Veeriah, Muniyandi	Walgreens
61	Venkateswaran, Seshadri Puduco	FRI
62	Wyant, Carol	EKC

Schedule 3.13

Leases

None

Schedule 3.14

Loans & Obligations

  1.       LV Administrative Services Inc

Note Liability = $ 3,000,000

Schedule 3.16

Customers

List of Clients Transferred

  ASAP Software
  Automotive.Com
  Ceridian
  Carestream
  Comand Alkon
  Eastman Kodak
  Galaxy Systems
  Glaxo SmithKline
  NPD
  Paychex
  Schawk
  Superior Design
  Media Services Group
  Vulcan Materials
  Walgreens
  Welldoc
  AIMS Clients:
 o Jarden, Compac industries, US circuits, Componix, Precision Southeast, CSL
 o Furnel. Diversified Plastics, General Films, Hillsman Modular, Ironwood Industries
 o Mega Circuits, Netco, Plastic Container Corporation, Star Die, Tritech

Schedule 3.17

Licenses & Permits

MGL Solutions will apply for license to do business in the State of Illinois.